UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2016

Eagle Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36306	20-8179278
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

50 Tice Boulevard, Suite 315 Woodcliff Lake, NJ	07677
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 326-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Commercial Officer

On December 13, 2016, Eagle Pharmaceuticals, Inc., or the Company, appointed David Pernock as President and Chief Commercial Officer, effective upon Mr. Pernock’s commencement of employment with the Company, which is expected in January, 2017.  Scott Tarriff, who currently serves as the Company’s President and Chief Executive Officer, will resign as President of the Company, effective upon Mr. Pernock’s commencement of employment with the Company. Mr. Tarriff will continue to serve as the Company’s Chief Executive Officer.

Mr. Pernock, age 62, is a pharmaceutical and biotechnology industry expert. He has served as a member of the Company’s Board of Directors, or the Board, since April 2015. Mr. Pernock has served as chairman of the board of directors since September 2009 and as chief executive officer since February 2010 of Fibrocell Science, Inc., a publicly-traded autologous cell and gene therapy company. From December 1993 until November 2009, Mr. Pernock held various positions at GlaxoSmithKline, or GSK, eventually serving as senior vice president of pharmaceuticals, vaccines (biologics), oncology, acute care, and HIV divisions. Mr. Pernock served as president of Reliant Pharmaceuticals, or Reliant, when Reliant was acquired by GSK. He was president of SmithKline Beecham-Puerto Rico prior to the GSK merger. From May 2009 until February 2011, Mr. Pernock served as a director of Martek Biosciences Corporation. Mr. Pernock holds a B.S. in business administration from Arizona State University.

Mr. Pernock does not have a family relationship with any director or executive officer of the Company or person nominated or chosen by the Company to become a director or executive officer, and there are no arrangements or understandings between Mr. Pernock and any other person pursuant to which Mr. Pernock was selected to serve as President and Chief Commercial Officer of the Company. There have been no transactions involving Mr. Pernock that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

In connection with Mr. Pernock’s appointment as President and Chief Commercial Officer, the Company and Mr. Pernock entered into an offer letter, or the Offer Letter.  Pursuant to the terms of the Offer Letter, Mr. Pernock will receive an initial annual base salary of $515,000, subject to review and adjustment by the Company on an annual basis.  In addition, Mr. Pernock will be eligible to receive an annual cash performance bonus.  The target amount of the performance bonus will be equal to 60% of Mr. Pernock’s base salary, with the actual bonus amount to be determined by the Board or the Compensation Committee.  Under the Offer Letter, Mr. Pernock is entitled to severance payments in an amount equal to Mr. Pernock’s then-current monthly base salary for a period of twelve months, plus a pro-rata portion of Mr. Pernock’s annual performance bonus for the performance period in which the termination occurs.

Pursuant to the Offer Letter, and following formal approval by the Board or Compensation Committee, the Company will grant Mr. Pernock an option to purchase 90,000 shares of the Company’s common stock, or the Option Grant, vesting 25% annually starting with the first anniversary of the date of grant, subject to Mr. Pernock’s continued employment with the Company through each applicable vesting date. Notwithstanding the foregoing, if Mr. Pernock is terminated prior to the second anniversary of the date of grant, without cause and not in connection with a change of control of the Company or Mr. Pernock’s voluntary departure without good reason, one half of the shares subject to the Option Grant will vest in full.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Board Composition

In connection with Mr. Pernock’s appointment as President and Chief Commercial Officer, Mr. Pernock will resign from his Board position (including his position as a member of the Board’s Nominating and Corporate Governance Committee) effective upon the commencement of Mr. Pernock’s employment with the Company, which is expected in January, 2017.

Item 7.01              Regulation FD Disclosure.

On December 19, 2016, the Company issued a press release announcing the prospective appointment of Mr. Pernock as its President and Chief Commercial Officer and Mr. Pernock’s resignation from his Board position (each effective upon the commencement of Mr. Pernock’s employment with the Company in January, 2017), a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished pursuant to Item 7.01 of this current report, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended. As such, this information shall not be incorporated by reference into any of the Company’s reports or other filings made with the Securities and Exchange Commission. The furnishing of the information in this current report is not intended to, and does not, constitute a determination or admission by the Company that the information in this current report is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Offer Letter
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eagle Pharmaceuticals, Inc.

Dated: December 19, 2016
	By:	/s/ Scott Tarriff

Scott Tarriff

President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter
99.1	Press Release